DUPLICATE

Number: C0972133

BRITISH COLUMBIA

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that VISTA GOLD CORP., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0046602, has continued into British Columbia from the Jurisdiction of YUKON, under the Business Corporations Act, with the name VISTA GOLD CORP. on June 11, 2013 at 10:06 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 11, 2013

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada